UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PETMED EXPRESS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PETMED EXPRESS, INC.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETNG TO BE HELD ON JULY 28, 2022

This letter dated July 14, 2022 supplements the Proxy Statement of PetMed Express, Inc. (“we”, “our” or the “Company”) dated June 17, 2022 (the “Proxy Statement”) with the following information. The letter included below will be sent to certain of our Shareholders beginning on July 14, 2022:

Letter to Our Shareholders

July 14, 2022

Dear Shareholders,

We, the Board of Directors of PetMed Express, Inc. (“the Board” or “the Company”) are writing to provide you with additional information related to Management’s proposals at the upcoming 2022 Annual Meeting of Stockholders on July 28, 2022 (“the 2022 Annual Meeting.”) Specifically, we are providing additional context around both our Board diversity actions and our executive compensation practices in relation to our long-term strategy.

Board Diversity

Through our Corporate Governance and Nominating Committee, we continually assess the performance and composition of our board, and regularly review the skills, experience and attributes represented by our board members. We highly value diversity on our Board, including racial and ethnic diversity, as well as gender and other aspects of diversity.

As we disclosed in our 2022 Proxy Statement, the Company’s former CEO, President, and Director, Menderes Akdag, who served as CEO and President for 20 years and on the Board for 19 years, is ethnically and racially diverse, but separated from the Company during our fiscal year 2022. During our fiscal year 2022 we began a refreshment of our board with two new independent directors, one of whom is female, and in April 2022 we appointed our most recent director, who is also female. She will succeed Mr. Ronald Korn as Chair of our Audit Committee upon his retirement from our Board at this month’s annual shareholder meeting.

Although we recently lost a long-standing element of ethnic and racial diversity on the Board with the departure of Mr. Akdag, our actions to refresh the Board have added other significant elements of diversity. As we noted in our 2022 Proxy Statement, upon the election of the current slate of director nominees, 60% of the independent directors will be women, the full board will be at gender parity, and each of the Audit, Corporate Governance and Nominating, and Compensation committees will be chaired by female directors. We also have international diversity represented on our Board, as Dr. Gian Fulgoni, our independent Chair, is a British citizen and of provincial Italian descent. Finally, as a result of these changes to the composition of our Board, we will have lowered the average age of the board members from 70 years to 60 years, and will have reduced the average director tenure to under 5 years.

As part of our ongoing commitment and actions to create and maintain Board diversity, we further commit to our shareholders that we will appoint at least one director who is racially and/or ethnically diverse within one year of the 2022 Annual Meeting.

Company Transformation

As we previously announced, we are undergoing a strategic transformation that began with the hiring of our new CEO and President, Matt Hulett, in August 2021. Mr. Hulett is a seasoned technology executive with more than 30 years of experience building and leading world-class digital consumer companies. Most recently, as President of Rosetta Stone, Mr. Hulett was responsible for driving the transformation and growth for all aspects of the company's language business, which resulted in two liquidity events, each of which delivered substantial shareholder value.

The Board recognized that Mr. Hulett possessed highly sought-after skills as a transformational executive in e-commerce and digital technology. In order to attract and retain Mr. Hulett, the Board engaged a compensation consultant to assist in creating a competitive and appropriate incentive package. The Board and Compensation Committee considered many factors when determining the overall size and structure of the incentive package, including peer comparisons, benchmarking surveys, and investor expectations. The Compensation Committee also considered that Mr. Hulett had the transformational background and other unique and relevant skills that the Company needed to create and sustain long-term shareholder value.

Ultimately, the Board determined that it was in the best interests of shareholders to offer Mr. Hulett an incentive package which included two equity grants. One grant of 510,000 Performance Share Units (PSUs) was intended as “long-term incentive” and would only vest upon achieving robust absolute stock price hurdles within a three-year period from the date of grant. The other grant of 90,000 Restricted Share Units was intended as “short-term incentive” that would provide an annual retention component aligned with shareholder interests and would vest ratably over a three-year period.

The vesting schedule for the PSUs is summarized below.

Absolute Stock Price Hurdle	Shares Earned	Cumulative Shares Earned	Increase Over Close Price on Grant Date
$40	85,000	85,000	39.4%
$45	107,000	192,000	56.8%
$50	106,000	298,000	74.2%
$55	106,000	404,000	91.6%
$60	106,000	510,000	109.1%

The closing price on the date of Mr. Hulett’s grant was $28.70. Therefore, in order for even the first tranche of PSUs to be earned, our total shareholder value would need to increase by nearly 40%. The Compensation Committee believes that the size and structure of the equity awards was necessary to provide an attractive inducement for Mr. Hulett to accept our offer, while appropriately maintaining strong alignment with our stockholders’ interests. For the avoidance of doubt, the Board does not currently intend to provide Mr. Hulett with additional equity awards over the next three years.

We believe that the investments we are making now—in our board, our leadership team, and our people and infrastructure—position us for long-term success. We remain committed to, and optimistic about, our new strategy and to Management’s ability to execute on the transformation of PetMeds.

Finally, in response to concerns noted by a proxy advisor regarding the annual performance measures used in the past to determine executive salary increases, we are clarifying that our newly reorganized Compensation Committee determined not to rely on such a formula for guaranteed executive salary increases going forward. The Compensation Committee intends to continue to enlist compensation consultants to assist in the annual evaluation of all elements of executive compensation, including salary, and to consider current economic conditions, market dynamics and peer group comparables when making any changes.

On behalf of our Board, with respect to our upcoming Annual Meeting to be held on July 28, 2022, we thank you for your consideration and request your vote FOR each of Management’s proposals.

Sincerely,

The Board of Directors of PetMed Express, Inc.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2022 Annual Meeting of Stockholders to be held on July 28, 2022, the Company engaged Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay Okapi Partners a fee of $12,500, plus costs and expenses, for these services. Other costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company.

If you have any questions about the 2022 Annual Meeting or how to submit your proxy, or if you need assistance with voting your proxy, please contact Okapi Partners toll-free at (844) 203-3605 or email info@okapipartners.com.